Exhibit 99.1

Strategic Storage Trust VI, Inc. Acquires Storage Facility in the Jacksonville MSA

LADERA RANCH, CALIF – July 11, 2022 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of an approximately 490-unit self storage facility in St. Johns, Florida. This is the 14th acquisition in SST VI and its first acquisition in the Greater Jacksonville Market. Since SST VI launched as a private REIT in the first quarter of 2021, the REIT has purchased approximately $205 million of self storage facilities and properties to be developed into self storage.

Located at 10030 Ew Pappy Road, the facility includes two, two-story buildings and a detached two-story leasing office. It features approximately 60,000 square feet of rental space with a mix of interior climate-controlled units, exterior drive-up units and outdoor RV parking. The property is easily accessible from Highway 210 and is situated less than two miles from the new master-planned communities of Beacon Lake and Beachwalk.

“This acquisition represents an excellent opportunity for SST VI to enter a high-growth, high-income pocket of the Jacksonville MSA and further expand SST VI’s portfolio presence in Florida,” said Wayne Johnson, Chief Investment Officer of SST VI. “We are excited to have this opportunity to serve the residents of St. Johns.”

About Strategic Storage Trust VI, Inc. (SST VI)

SST VI is a Maryland corporation that intends to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the United States and Canada. As of July 11, 2022, SST VI has a portfolio of 12 operating properties in the United States comprising approximately 8,000 units and 845,000 rentable square feet, and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop)
SmartStop is a self-managed REIT with a fully integrated operations team of approximately 450 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of July 11, 2022, SmartStop has an owned and managed portfolio of 172 properties in 22 states and Ontario, Canada, comprising approximately 117,500 units and 13.4 million rentable square feet. SmartStop and its affiliates own or manage 19 operating self storage properties in the Greater Toronto Area, which total approximately 16,200 units and 1.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-429-3331

IR@smartstop.com